Exhibit 99.1

Forex International Trading Corp. Reports Monthly Metrics Of Triple 8 Limited

NEW YORK, July 11, 2011 (BUSINESS WIRE) -- Forex International Trading Corp. (the "Company") (OTCBB:FXIT), today highlighted the significant accomplishments achieved by Triple 8 Limited ("Triple"), which is approximately 50% owned by the Company, its June 2011 performance include:

June 2011

Triple 8 Ltd - June 2011	Month over Month (Increase/Decrease)	Year over Year (Increase/Decrease)

Trading Volume (1)	199%	561%
Trades per Month	10%	124%
Active Trading Accounts (2)	-3%	139%

Retail customer trading volume (1) in June 2011 which was 199% higher than May 2011 and 561% higher than June 2010. On average, retail client trades per month in June 2011 was 10% higher than May 2011 and 124% higher than June 2010. Tradable accounts (2) as of June 30, 2011 were representing a decrease of 3% from May 31, 2011 and an increase of 139% from June 30, 2010.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of Triple or the Company.

(1) Volume that Triple retail customers traded in period translated into US dollars.

(2) A Triple retail customer account that placed a trade.

FXIT CEO Darren Dunckel commented, "Our business continues to be strong and we are encouraged by the results of our expansion in the first quarter. Our Triple 8 unit had another record month in several key areas; volume, trades, and deposits."

About Forex International Trading Corp.

Headquartered in New York, NY, Forex International Trading Corp. operates an offshore advanced online trading platform for Forex markets to non U.S. residents. The Company focuses on providing individual and institutional investors with a platform for buying and selling currencies, precious metals and commodity futures. The company's platforms allow self-directed, broker-assisted, and managed accounts. Through the platforms, customers have access to over 20 currencies and bullion deliveries. The Foreign Currency Market ("Forex" or "FX") is created by the global exchange of currencies. According to the Bank for International Settlements, the average daily turnover, or, volume in the Global FX market in April 2010 was $4 Trillion compared to only $1.2 Trillion in 2001 (Wall Street Journal, Sept. 1, 2010). Historically, access to the FX market was only available to governments, commercial banks, corporations, and other large financial institutions. The Company is now capitalizing on the growth of online currency trading through its state of the art web-based trading platforms.

For more information, please visit: http://www.forex-international-trading.com.

Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

SOURCE: Forex International Trading Corp.

CONTACT:
Investor Relations: Core Consulting Group Paul DeRiso, 925-465-6088 paul@coreconsultingroup.com
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